Exhibit 99.1

China Automotive Systems Reports 19.9% Increase in Net Sales in First Quarter of 2025

WUHAN, China, May 14, 2025 - China Automotive Systems, Inc. (NASDAQ: CAAS) (“CAAS” or the “Company”), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the first quarter ended March 31, 2025.

First Quarter 2025 Highlights

•	Net sales grew by 19.9% year-over-year to $167.1 million; sales of EPS products rose by 54.0%

•	Gross profit increased by 18.8% year-over-year to $28.6 million with a gross margin of 17.1% compared with $24.1 million of gross profit and a 17.3% gross margin in the first quarter of 2024

•	Income from operations decreased to $8.6 million compared with $9.7 million in the first quarter of 2024

•	Diluted income per share was $0.24, compared to diluted income per share of $0.27 in the first quarter of 2024

•	Cash, cash equivalents, and short-term investments were $89.9 million as of March 31, 2025

•	Net cash provided by operating activities was $18.1 million in the first quarter of 2025 compared to $10.5 million in the first quarter of 2024.

Mr. Qizhou Wu, chief executive officer of CAAS, commented, “The shift to our more advanced electric power steering (“EPS”) products reached a pivotal stage in the first quarter of 2025 with sales growth of 54.0% year-over-year, and an increase of 2.3% year-over-year for our traditional hydraulic steering products. EPS product sales comprised 43.7% of total sales for the three months ended March 31, 2025. Hubei Henglong’s sales registered a revenue decline of 10.3% year-over-year in the first quarter of 2025 mainly due to lower vehicles sales by Stellantis. This decline was possibly related to greater uncertainty in this market due to changing U.S. government policies. We are pleased our Brazilian operations maintained its growth momentum with 30.2% growth year-over-year in the first quarter of 2025. In addition, Shashi Jiulong’s sales, which focus on steering systems to Chinese commercial vehicles, increased by 17.4% year-over-year due to higher volumes.”

Mr. Jie Li, chief financial officer of CAAS, commented, “We had total cash, cash equivalents, and short-term investments of $89.9 million and our current ratio was 1.4 to 1 as of March 31, 2025. Cash inflow from operating activities was $18.1 million in the first quarter of 2025, increased by 73.1% year-over-year. Payment for plant property and equipment increased to $10.3 million in the first quarter of 2025.”

First Quarter of 2025

Net sales increased by 19.9% to $167.1 million in the first quarter of 2025, compared to $139.4 million in the first quarter of 2024. Net sales of traditional steering products and parts increased by 2.3% to $94.1 million compared to $92.0 million for the first quarter of 2024. Net sales of electric power steering (“EPS”) products and parts grew by 54.0% to $73.0 million for the three months ended March 31, 2025 compared with $47.4 million for the same period in 2024. EPS product sales for the first quarter of 2025 were approximately 43.7% of total sales compared with 34.0% of total net sales for the same period in 2024. Hubei Henglong’s export sales were $27.2 million compared to $30.1 million in the first quarter of 2024, primarily due to lower demand for passenger vehicle products by Stellantis N.V. Shashi Jiulong’s sales increased by 17.4% to $19.7 million from $16.8 million in the 2024 first quarter. Brazil Henglong’s net product sales increased by 30.2% to $16.5 million in the first quarter of 2025 compared to $12.7 million for the same period in 2024 due to higher demand from Stellantis N.V. Wuhu’s sales, which mainly provide steering systems to Chery Automobile Co., Ltd in China, increased by 13.5% year-over-year, and sales for other entities increased by 19.1% year-over-year to $34.6 million.

Gross profit increased by 18.8% to $28.6 million from $24.1 million in the first quarter of 2024. Gross margin in the first quarter of 2025 was 17.1%, which was consistent with 17.3% in the first quarter of 2024.

Selling expenses increased by 18.3% to $4.8 million from $4.1 million in the first quarter of 2024. This increase in selling expenses was primarily due to higher warehouse and logistical expenses due to higher revenues. Selling expenses represented 2.9% of net sales in the first quarter of 2025 and the first quarter of 2024.

General and administrative expenses (“G&A expenses”) increased by 36.4% to $7.6 million, compared with $5.5 million in the first quarter of 2024 mainly due to staff-related expenses, including a one-time severance cost of approximately $1.4 million at one subsidiary. G&A expenses represented 4.5% of net sales in the first quarter of 2025 compared with 4.0% of net sales in the first quarter of 2024.

Research and development expenses (“R&D expenses”) increased by 64.0% to $8.7 million compared to $5.3 million in the first quarter of 2024, mainly due to higher R&D activities for new projects and products. R&D expenses represented 5.2% of net sales in the first quarter of 2025 compared to 3.8% in the first quarter of 2024.

Other income was $1.9 million for the first quarter of 2025, compared to $2.4 million for the first quarter of 2024.

Income from operations declined by 10.5% to $8.6 million in the first quarter of 2025, compared to income from operations of $9.7 million in the first quarter of 2024. The decrease in 2025 first quarter income from operations was primarily due to a 41.3% increase in operating expenses.

Interest expense was $0.5 million in the first quarter of 2025, compared to $0.3 million in the first quarter of 2024.

Financial income, net was $2.0 million in the first quarter of 2025, compared to financial expense, net of $0.01 million in the first quarter of 2024. This change was primarily due to an increase in the foreign exchange gains due to foreign exchange volatility.

Income before income tax expenses and equity in earnings of affiliated companies was $12.1 million in the first quarter of 2025, compared to $11.8 million in the first quarter of 2024.

Equity in losses of affiliated companies was $0.7 million in the first quarter of 2025, compared with equity in losses of affiliated companies of $0.8 million in the first quarter of 2024.

Income tax expense was $2.9 million for the first quarter of 2025 as compared to $1.7 million for the first quarter of 2024. This higher tax was primarily due to higher income before income tax expenses as compared to the same period last year and a higher expected annual effective tax rate in 2025 based on the latest annual forecast as compared to 2024.

Net income attributable to parent company’s common shareholders was $7.1 million in the first quarter of 2025, compared to $8.3 million in the first quarter of 2024. Diluted income per share was $0.24 in the first quarter of 2025, compared to net income per share of $0.27 in the first quarter of 2024.

The weighted average number of diluted common shares outstanding was 30,170,172 in the first quarter of 2025 compared to 30,185,702 in the first quarter of 2024.

Balance Sheet

As of March 31, 2025, total cash, cash equivalents, and short-term investments were $89.9 million, total accounts receivable including notes receivable were $323.6 million, accounts payable including notes payable were $282.6 million and short-term bank loans were $66.7 million. Working capital rose to $154.7 million as of March 31, 2025, compared to $146.2 million as of December 31, 2024. Total parent company stockholders’ equity was $357.5 million as of March 31, 2025, compared to $349.6 million as of December 31, 2024.

Business Outlook

Management has reiterated revenue guidance for the full fiscal year 2025 of $700.0 million. This target is based on the Company’s current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on May 14, 2025, at 8:00 A.M. EDT/8:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management’s presentation. To participate, please see the dial-in information below, enter the call 10 minutes before the aforementioned start time and ask to be connected to the “China Automotive Systems” conference call with pin number 714212:

Toll Free: 877-545-0523

International: 973-528-0016

China Toll Free: 86 400 120 3199

Participant Access Code: 714212

A replay of the call will be available on the Company’s website under the investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through its sixteen Sino-foreign joint ventures and wholly owned subsidiaries. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 8 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Stellantis N.V. and Ford Motor Company in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 28, 2025, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Any of these factors and other factors beyond our control, could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict, and materially and adversely impact our business, financial condition and results of operations. A prolonged disruption or any further unforeseen delay in our operations of the manufacturing, delivery and assembly process within any of our production facilities could continue to result in delays in the shipment of products to our customers, increased costs and reduced revenue. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

jieli@chl.com.cn

Kevin Theiss

Awaken Advisors

+1-212-510-8922

Kevin@awakenlab.com

-Tables Follow –

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended March 31,
	2025	2024
Net product sales ($11,493 and $11,360 sold to related parties for the three months ended March 31, 2025 and 2024)	$167,094	$139,394
Cost of products sold ($7,775 and $6,968 purchased from related parties for the three months ended March 31, 2025 and 2024)	138,509	115,325
Gross profit	28,585	24,069
Gain on other sales	1,151	514
Less: Operating expenses
Selling expenses	4,818	4,073
General and administrative expenses	7,565	5,547
Research and development expenses	8,713	5,312
Total operating expenses	21,096	14,932
Income from operations	8,640	9,651
Other income, net	1,941	2,403
Interest expense	(483)	(258)
Financial income/(expense), net	1,978	(12)
Income before income tax expenses and equity in losses of affiliated companies	12,076	11,784
Less: Income taxes	2,937	1,743
Add: Equity in losses of affiliated companies	(684)	(777)
Net income	8,455	9,264
Less: Net income attributable to non-controlling interests	1,333	989
Accretion to redemption value of redeemable non-controlling interests	—	(8)
Net income attributable to parent company’s common shareholders	$7,122	$8,267
Comprehensive income:
Net income	$8,455	$9,264
Other comprehensive income:
Foreign currency translation gain/(loss), net of tax	920	(348)
Comprehensive income	9,375	8,916
Less: Comprehensive income attributable to non-controlling interests	1,396	941
Accretion to redemption value of redeemable non-controlling interests	—	(8)
Comprehensive income attributable to parent company	$7,979	$7,967

Net income attributable to parent company’s common shareholders per share -
Basic	$0.24	$0.27
Diluted	$0.24	$0.27

Weighted average number of common shares outstanding -
Basic	30,170,702	30,185,702
Diluted	30,170,702	30,185,702

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets

(In thousands of USD unless otherwise indicated)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$65,237	$56,961
Pledged cash	46,030	44,863
Accounts and notes receivable, net - unrelated parties	305,968	329,275
Accounts and notes receivable, net - related parties	17,586	14,224
Inventories	122,440	112,558
Other current assets	39,527	44,757
Total current assets	596,788	602,638
Non-current assets:
Property, plant and equipment, net	108,079	103,820
Land use rights, net	9,276	8,835
Long-term investments	63,492	64,332
Other non-current assets	67,717	70,954
Total assets	$845,352	$850,579

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term loans	$66,724	$72,566
Accounts and notes payable-unrelated parties	269,741	281,065
Accounts and notes payable-related parties	12,858	11,743
Accrued expenses and other payables	60,326	59,238
Other current liabilities	32,392	31,870
Total current liabilities	442,041	456,482
Long-term liabilities:
Other non-current liabilities	4,147	4,308
Total liabilities	$446,188	$460,790

Stockholders’ equity:
Common stock, $0.0001 par value – Authorized – 80,000,000 shares; Issued – 32,338,302 and 32,338,302 shares as of March 31, 2025 and December 31, 2024, respectively, including treasury stock	$3	$3
Additional paid-in capital	69,656	69,656
Retained earnings-
Appropriated	13,668	12,180
Unappropriated	295,907	290,273
Accumulated other comprehensive income	(13,923)	(14,780)
Treasury stock – 2,167,600 and 2,167,600 shares as of March 31, 2025 and December 31, 2024, respectively	(7,763)	(7,763)
Total parent company stockholders’ equity	357,548	349,569
Non-controlling interests	41,616	40,220
Total stockholders’ equity	399,164	389,789
Total liabilities and stockholders’ equity	$845,352	$850,579

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Three months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	$8,455	$9,264
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	4,644	5,114
Addition/(reversal) of credit losses	222	(114)
Deferred income taxes	—	136
Equity in losses of affiliated companies	684	777
Impairment loss on property, plant and equipment	657	—
Loss on property, plant and equipment disposals	484	670
(Increase)/decrease in:
Accounts and notes receivable	20,412	2,335
Inventories	(9,729)	3,109
Other current assets and other non-current assets	1,406	1,091
Increase/(decrease) in:
Accounts and notes payable	(10,628)	(10,157)
Accrued expenses and other payables	954	96
Other current liabilities	529	(1,870)
Net cash provided by operating activities	18,090	10,451
Cash flows from investing activities:
Cash received from property, plant and equipment sales	393	108
Payments to acquire property, plant and equipment (including $2,572 and $1,615 paid to related parties for the three months ended March 31, 2025 and 2024, respectively)	(10,302)	(4,493)
Payments to acquire intangible assets	—	(18)
Purchase of short-term investments and long-term time deposits	(8,733)	(14,534)
Proceeds from maturities of short-term investments	15,244	2,370
Cash received from long-term investments	176	84
Net cash used in investing activities	(3,222)	(16,483)
Cash flows from financing activities:
Proceeds from bank loans	35,464	34,347
Repayments of bank loans	(41,471)	(41,866)
Cash received from capital contributions of a non-controlling interest	—	15,504
Net cash (used in)/provided by financing activities	(6,007)	7,985
Effects of exchange rate on cash, cash equivalents and pledged cash	582	(562)
Net increase in cash, cash equivalents and pledged cash	9,443	1,391
Cash, cash equivalents and pledged cash at beginning of the period	101,824	155,194
Cash, cash equivalents and pledged cash at end of the period	$111,267	$156,585